Exhibit 16.1
May 9, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners,

We have read the statements made by Investar Holding Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Investar Holding Corporation dated May 9, 2017. We agree with the statements concerning our Firm in such Form 8-K.

Sincerely,

/s/ Postlethwaite & Netterville